Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER AND FISCAL 2026 RESULTS

Net Income of $2.18 million in the June 2026 Quarter, Up 61% from the Sequential Quarter and Up
34% from the Comparable Quarter Last Year

Net Interest Margin of 3.21% in the June 2026 Quarter, Up Eight Basis Points from the Sequential
Quarter and Up 27 Basis Points from the Comparable Quarter Last Year

Loans Held for Investment of $1.03 Billion at June 30, 2026, Down 1% from $1.05 Billion at June 30, 2025

Total Deposits of $910.4 Million at June 30, 2026, up 2% from $888.8 million at June 30, 2025

Non-Performing Assets to Total Assets Ratio of 0.04% at June 30, 2026, Down from 0.11% at June 30, 2025

Riverside, Calif. – July 28, 2026 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the fourth quarter and fiscal year ended June 30, 2026.
The Company reported net income of $2.18 million, or $0.35 per diluted share (on 6.33 million average diluted shares outstanding), for the quarter ended June 30, 2026, up 61 percent from $1.35 million, or $0.21 per diluted share (on 6.44 million average diluted shares outstanding), in the third quarter of fiscal 2026, and up 34 percent from net income of $1.63 million, or $0.24 per diluted share (on 6.65 million average diluted shares outstanding), in the comparable period a year ago. The increase compared to the sequential quarter primarily reflected a $95,000 recovery of credit losses, in contrast to a $326,000 provision for credit losses, and a $570,000 increase in non-interest income (mainly due to higher gains on other equity investments). The increase from the comparable quarter last year was due primarily to a $429,000 increase in net interest income and a $403,000 increase in non-interest income (mainly due to higher gains on other equity investments), partly offset by a $129,000 increase in non-interest expense (mainly salaries and employee benefits).
 For the fiscal year ended June 30, 2026, net income increased $400,000, or six percent, to $6.66 million from $6.26 million in fiscal 2025. Diluted earnings per share for the fiscal year ended June 30, 2026 was $1.03 per share, up 11 percent from $0.93 in the comparable period last year. The increase in net income was primarily attributable to an $859,000 increase in net interest income and a $195,000 increase in non-interest income (primarily due to an increase in the loan servicing and other fees and an increase in the gain on other equity investments), partly offset by a $363,000 increase in the provision for income taxes (of which $251,000 was attributable to the write-off of deferred tax assets related to the expiration of non-qualified stock options).
“Our fourth quarter results reflect sustained momentum in our business. The net interest margin expanded for the fourth consecutive quarter, credit quality remained excellent, and operating expenses were tightly managed. Together with our share repurchases, these results underscore our continued commitment to delivering shareholder value,” said Donavon P. Ternes, President and Chief Executive Officer.  “We are well positioned to further strengthen our fundamentals in fiscal 2027, supported by our disciplined credit culture, strong capital position, and a more favorable interest rate environment,” he added.
Return on average assets was 0.73 percent for the fourth quarter of fiscal 2026, compared to 0.45 percent in the third quarter of fiscal 2026 and 0.53 percent for the fourth quarter of fiscal 2025. Return on average stockholders’ equity for the fourth quarter of fiscal 2026 was 6.85 percent, compared to 4.21 percent for the third quarter of fiscal 2026 and 5.01 percent for the fourth quarter of fiscal 2025.
In the fourth quarter of fiscal 2026, net interest income increased $429,000 or five percent to $9.31 million from $8.88 million for the same quarter last year. The increase reflected the impact of a $595,000 decrease in funding costs, reflecting lower interest expense on FHLB advances resulting from lower average borrowings and lower borrowing rates, partly offset by a $166,000 decrease in income from interest-earning assets. The net interest margin increased 27 basis points to 3.21% from 2.94% in the same quarter last year, reflecting lower funding costs and higher loan yields, despite lower average interest-earning assets.
Interest income on loans receivable was virtually unchanged at $13.12 million in the fourth quarter of fiscal 2026 from $13.10 million in the same quarter last year, primarily due to a higher average loan yield, which was mainly offset by a lower average loan balance. The yield on loans receivable increased 13 basis points to 5.10 percent from 4.97 percent in the same quarter last year. The increase in the loan yield was primarily due to the effect of adjustable rate loan repricing and a decrease in net deferred loan cost amortization to $407,000 from $463,000 in the same quarter last year. For the last 12-month period, approximately $256.8 million of adjustable-rate loans repriced to a weighted average rate of 6.98 percent, up 59 basis points from 6.39 percent prior to repricing. The average balance of loans receivable decreased $24.2 million, or two percent, to $1.03 billion, as loan principal payments received during the last 12 months of $176.8 million, exceeded loans originated for investment of $162.3 million.
Interest income from investment securities decreased $70,000, or 16 percent, to $376,000 in the fourth quarter of fiscal 2026 from $446,000 for the same quarter of fiscal 2025. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities totaled $93.4 million, a decrease of $20.2 million, or 18 percent, from the same quarter of fiscal 2025, reflecting the continued runoff of the held-to-maturity portfolio. The yield on investment securities increased four basis points to 1.61 percent in the fourth quarter of fiscal 2026 from 1.57 percent for the same quarter last year, resulting from a lower premium amortization ($52,000 vs. $80,000).
In the fourth quarter of fiscal 2026, the Bank received $177,000 in cash dividends from the FHLB – San Francisco stock and other equity investments, down $32,000 or 15 percent from $209,000 in the same quarter last year. The cash dividend yield was 6.80%, down 132 basis points from 8.12% in the same quarter last year, while the average balance increased slightly to $10.4 million from $10.3 million in the same quarter last year.
Interest income from interest-earning deposits, primarily cash deposited at the FRB of San Francisco, was $264,000 in the fourth quarter of fiscal 2026, down $78,000 or 23 percent from $342,000 in the same quarter of fiscal 2025. The decrease was due to both a lower yield and a lower average balance. The yield decreased 75 basis points to 3.65 percent from 4.40 percent in the same quarter last year, due to a lower average interest rate on FRB reserve balances following decreases in the targeted federal funds rate since the same quarter last year. The average balance decreased $2.1 million, or seven percent, to $28.6 million in the fourth quarter of fiscal 2026 from $30.7 million in the same quarter last year.
Interest expense on deposits for the fourth quarter of fiscal 2026 was $3.03 million, an increase of $46,000 or two percent from $2.98 million for the same period last year, reflecting higher rates paid on average deposits of $892.6 million compared to $898.5 million in the same quarter last year. The average cost of deposits increased three basis points to 1.36 percent from 1.33 percent in the same quarter last year, primarily due to a greater proportion of time deposits, including brokered certificates of deposit.
During fiscal year ended June 30, 2026, transaction account balances, or “core deposits,” decreased $19.3 million, or three percent, to $557.1 million, while time deposits increased $40.9 million, or 13 percent, to $353.2 million, reflecting continued customer preference for higher-yielding deposit products. Brokered certificates of deposit totaled $161.4 million at June 30, 2026, up $30.4 million, or 23 percent, from $131.0 million at June 30, 2025, while the weighted average cost of brokered certificates of deposit declined 31 basis points to 3.93 percent from 4.24 percent at June 30, 2025, reflecting the lower interest rate environment.
Interest expense on borrowings, primarily comprised of FHLB advances, decreased $641,000, or 29 percent, to $1.59 million during the fourth quarter of fiscal 2026 from $2.24 million for the same period last year. This decrease was due to a $37.7 million, or 19 percent, decrease in average borrowings to $158.1 million from $195.8 million, as well as a 54-basis point decrease in the average cost of borrowings to 4.04 percent from 4.58 percent, reflecting the lower interest rate environment.
At June 30, 2026, the Bank had approximately $255.9 million of remaining borrowing capacity with the FHLB, an additional $187.5 million available through a borrowing facility with the FRB of San Francisco, and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. Total available borrowing capacity across all sources was approximately $493.4 million at June 30, 2026. The Bank also remained well capitalized under all applicable regulatory capital requirements.
During the fourth quarter of fiscal 2026, the Company recorded a $95,000 recovery of credit losses, which included an $11,000 recovery related to unfunded loan commitment reserves. This compares with a $164,000 recovery of credit losses in the same quarter last year and a $326,000 provision for credit losses in the third quarter of fiscal 2026 (the sequential quarter). The recovery of credit losses was primarily driven by a decrease in the expected life of the loan portfolio as adjustable-rate loans repriced upward during the quarter. The recovery was also supported by other favorable factors, including strong loan quality, lower historical loss rates and improved forward-looking economic indicators. These favorable factors were partly offset by a modest increase in the loan portfolio balance.
Non-performing assets, comprised solely of non-accrual loans secured by properties located in California, decreased $909,000, or 64 percent, to $505,000, representing 0.04 percent of total assets at June 30, 2026, compared to $1.4 million, or 0.11 percent of total assets, at June 30, 2025. At June 30, 2026, non-performing loans were comprised of three single-family loans and one multi-family loan, compared to seven single-family loans and one multi-family loan at June 30, 2025. At both dates, the Bank had no real estate owned and no loans 90 days or more past due that were still accruing interest. Additionally, no loan charge-offs occurred during the quarters ended June 30, 2026 and 2025.
Classified assets were $2.5 million at June 30, 2026, consisting of $792,000 of loans in the special mention category and $1.7 million of loans in the substandard category. This compares to $5.0 million at June 30, 2025, consisting of $1.1 million of loans in the special mention category and $3.9 million of loans in the substandard category.
The allowance for credit losses on loans held for investment was $5.9 million, or 0.57 percent of gross loans held for investment, at June 30, 2026, down from $6.4 million, or 0.62 percent of gross loans held for investment, at June 30, 2025. The decrease in the allowance for credit losses was due primarily to a shorter estimated average life of the loan portfolio attributable to a decline in mortgage interest rates and a lower loan portfolio balance from June 30, 2025. Management believes, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at June 30, 2026.
Non-interest income increased $403,000, or 46 percent, to $1.28 million in the fourth quarter of fiscal 2026 from $880,000 in the same period last year, primarily due to an increase in other non-interest income, attributable primarily to a higher gain on other equity investments. The increase was due primarily to a conversion of VISA shares in May 2026 resulting in a gain of $311,000.  On a sequential quarter basis, non-interest income increased $570,000, or 80 percent, primarily due to a higher gain on other equity investments resulting mainly from the VISA share conversion and a higher valuation of VISA Class C shares.

Non-interest expense increased $129,000, or two percent, to $7.75 million in the fourth quarter of fiscal 2026 from $7.62 million in the same quarter last year, primarily due to a $126,000 or three percent increase in salaries and employee benefits. On a sequential quarter basis, non-interest expense increased $110,000, or one percent, primarily due to an increase in salaries and employee benefits.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the fourth quarter of fiscal 2026 was 73 percent, improved from 78 percent in the same quarter last year. The ratio also improved from 77 percent in the third quarter of fiscal 2026 (the sequential quarter).
The Company’s provision for income taxes was $756,000 for the fourth quarter of fiscal 2026, up 11 percent from $680,000 in the same quarter last year and up 36 percent from $557,000 in the third quarter of fiscal 2026 (the sequential quarter). The increase compared to the same quarter last year was due to a higher pre-tax income, partly offset by a reduction in the effective tax rate to 25.7 percent from 29.5 percent. The increase compared to the sequential quarter similarly reflected higher pre-tax income, partly offset by a lower effective tax rate from 29.2 percent in the prior quarter. The lower effective tax rate was due primarily to tax benefits totaling $94,000 attributable to the vesting of restricted stock in May 2026.
Consistent with the Company's continued commitment to delivering shareholder value, the Company repurchased 89,974 shares of its common stock at an average cost of $16.97 per share during the quarter ended June 30, 2026, and paid a quarterly cash dividend of $0.14 per share. As of June 30, 2026, a total of 174,605 shares remained available for future purchase under the Company’s current repurchase program.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (collectively referred to as the Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Wednesday, July 29, 2026 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-800-715-9871 and referencing Conference ID number 7361828.  An audio replay of the conference call will be available through Wednesday, August 5, 2026 by dialing 1-800-770-2030 and referencing Conference ID number 7361828.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

There are a number of important factors that could cause actual results to differ materially from those express or implied by these forward-looking statements and from historical performance. Factors that could cause actual results to differ materially include, but are not limited to: adverse economic conditions in the Company’s local market areas or other markets in which it has lending relationships; changes in employment levels, labor shortages, persistent inflation, recessionary pressures, or slowing economic growth; changes in interest rate levels and volatility, and the timing and pace of such changes, including actions by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which could adversely affect the Company’s revenues and expenses, the value of its assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and related monetary and fiscal policy responses, and their effect on consumer and business behavior; the effects of a federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; credit risks associated with lending activities, including loan delinquencies, charge-offs, changes in the allowance for credit losses (“ACL”), and the provision for credit losses; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on the Company’s market position and loan and deposit products; the quality and composition of the Company’s securities portfolio and the impact of adverse changes in the securities markets; fluctuations in deposits; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; liquidity risks, including the Company’s ability to borrow funds or raise additional capital, if necessary; the Company’s ability to successfully implement key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative publicity about the banking industry on investor and depositor sentiment; results of examinations by regulatory authorities, including the possibility that a regulatory authority may, among other things, institute a formal or informal enforcement action against the Company or its bank subsidiary that could require the Company to increase its ACL, write down assets, alter its regulatory capital position, affect its ability to borrow funds or maintain or increase deposits, or impose additional requirements or restrictions, any of which could adversely affect its liquidity and earnings; the Company’s ability to adapt to rapid technological changes, including advancements related to artificial intelligence, digital banking platforms, and cybersecurity; legislative or regulatory changes, including but not limited to changes in capital requirements, banking regulation, tax laws, or consumer protection laws; the use of estimates in determining the fair value of assets, which may prove inaccurate; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or cyberattacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, South America and Asia, or the imposition of new or increased tariffs or trade restrictions, which could disrupt financial markets, global supply chains, commodity prices, or economic activity; staffing fluctuations in response to changes in product demand or corporate implementation strategies; the Company’s ability to pay dividends on its common stock; environmental, social and governance matters; effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest, and other external events; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with or furnished to the Securities and Exchange Commission (“SEC”), which are available on the Company’s website at www.myprovident.com and on the SEC’s website at www.sec.gov.

We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2027 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Peter C. Fan
	President and Chief Executive Officer	Senior Vice President and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Assets
Cash and cash equivalents	$49,210	$57,126	$54,370	$49,407	$53,090
Investment securities - held to maturity, at cost with no allowance for credit losses	89,251	93,997	98,899	103,877	109,399
Investment securities - available for sale, at fair value	1,272	1,346	1,404	1,544	1,607
Loans held for investment, net of allowance for credit losses of $5,850, $5,934, $5,634, $5,780 and $6,424, respectively; includes $978, $997, $1,006, $1,010 and $1,018 of loans held at fair value, respectively	1,032,682	1,029,644	1,037,655	1,041,776	1,045,745
Accrued interest receivable	4,285	4,196	4,106	4,180	4,215
FHLB - San Francisco stock and other equity investments, includes $1,041, $622, $721, $702 and $730 of other equity investments at fair value, respectively	10,609	10,190	10,289	10,270	10,298
Premises and equipment, net	9,231	9,551	9,836	8,992	9,324
Prepaid expenses and other assets	11,621	11,574	11,333	10,761	11,935
Total assets	$1,208,161	$1,217,624	$1,227,892	$1,230,807	$1,245,613

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$86,859	$84,628	$75,316	$79,007	$83,566
Interest-bearing deposits	823,524	808,257	797,118	795,832	805,206
Total deposits	910,383	892,885	872,434	874,839	888,772

Borrowings	157,046	184,053	213,060	213,066	213,073
Accounts payable, accrued interest and other liabilities	14,512	14,113	14,907	14,532	15,223
Total liabilities	1,081,941	1,091,051	1,100,401	1,102,437	1,117,068

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,264,035, 6,323,219, 6,414,751, 6,511,011 and 6,577,718 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,782	99,553	99,434	99,306	99,149
Retained earnings	215,466	214,156	213,693	213,163	212,403
Treasury stock at cost (11,965,580, 11,906,396, 11,814,864, 11,718,604, and 11,651,897 shares, respectively)	(189,224)	(187,333)	(185,836)	(184,300)	(183,207)
Accumulated other comprehensive income, net of tax	13	14	17	18	17
Total stockholders’ equity	126,220	126,573	127,491	128,370	128,545
Total liabilities and stockholders’ equity	$1,208,161	$1,217,624	$1,227,892	$1,230,807	$1,245,613

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	For the Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
Interest income:
Loans receivable, net	$13,116	$13,102	$52,024	$52,543
Investment securities	376	446	1,612	1,858
FHLB - San Francisco stock and other equity investments	177	209	1,090	845
Interest-earning deposits	264	342	1,163	1,378
Total interest income	13,933	14,099	55,889	56,624

Interest expense:
Checking and money market deposits	46	40	207	190
Savings deposits	249	144	836	500
Time deposits	2,733	2,798	10,778	10,536
Borrowings	1,594	2,235	7,740	9,929
Total interest expense	4,622	5,217	19,561	21,155

Net interest income	9,311	8,882	36,328	35,469
Recovery of credit losses	(95)	(164)	(553)	(666)
Net interest income, after recovery of credit losses	9,406	9,046	36,881	36,135

Non-interest income:
Loan servicing and other fees	136	120	583	419
Deposit account fees	258	256	1,067	1,112
Card and processing fees	335	354	1,203	1,265
Other	554	150	873	735
Total non-interest income	1,283	880	3,726	3,531

Non-interest expense:
Salaries and employee benefits	4,897	4,771	19,263	19,006
Premises and occupancy	878	886	3,560	3,634
Equipment	428	403	1,757	1,542
Professional	370	355	1,551	1,579
Sales and marketing	227	173	712	714
Deposit insurance premiums and regulatory assessments	162	172	661	740
Other	787	860	3,467	3,578
Total non-interest expense	7,749	7,620	30,971	30,793
Income before income taxes	2,940	2,306	9,636	8,873
Provision for income taxes	756	680	2,981	2,618
Net income	$2,184	$1,626	$6,655	$6,255

Basic earnings per share	$0.35	$0.25	$1.04	$0.93
Diluted earnings per share	$0.35	$0.24	$1.03	$0.93
Cash dividends per share	$0.14	$0.14	$0.56	$0.56

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2026	2026	2025	2025	2025
Interest income:
Loans receivable, net	$13,116	$12,705	$13,072	$13,131	$13,102
Investment securities	376	395	411	430	446
FHLB - San Francisco stock and other equity investments	177	488	214	211	209
Interest-earning deposits	264	272	253	374	342
Total interest income	13,933	13,860	13,950	14,146	14,099

Interest expense:
Checking and money market deposits	46	54	56	51	40
Savings deposits	249	219	197	171	144
Time deposits	2,733	2,609	2,672	2,764	2,798
Borrowings	1,594	1,815	2,101	2,230	2,235
Total interest expense	4,622	4,697	5,026	5,216	5,217

Net interest income	9,311	9,163	8,924	8,930	8,882
(Recovery of) provision for credit losses	(95)	326	(158)	(626)	(164)
Net interest income, after (recovery of) provision for credit losses	9,406	8,837	9,082	9,556	9,046

Non-interest income:
Loan servicing and other fees	136	125	176	146	120
Deposit account fees	258	271	273	265	256
Card and processing fees	335	280	286	302	354
Other	554	37	182	100	150
Total non-interest income	1,283	713	917	813	880

Non-interest expense:
Salaries and employee benefits	4,897	4,813	4,783	4,770	4,771
Premises and occupancy	878	884	851	947	886
Equipment	428	444	479	406	403
Professional	370	325	442	414	355
Sales and marketing	227	179	158	148	173
Deposit insurance premiums and regulatory assessments	162	157	177	165	172
Other	787	837	1,059	784	860
Total non-interest expense	7,749	7,639	7,949	7,634	7,620
Income before income taxes	2,940	1,911	2,050	2,735	2,306
Provision for income taxes	756	557	614	1,054	680
Net income	$2,184	$1,354	$1,436	$1,681	$1,626

Basic earnings per share	$0.35	$0.21	$0.22	$0.26	$0.25
Diluted earnings per share	$0.35	$0.21	$0.22	$0.25	$0.24
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2026	2025	2026	2025
SELECTED FINANCIAL RATIOS:
Return on average assets	0.73%	0.53%	0.55%	0.50%
Return on average stockholders' equity	6.85%	5.01%	5.17%	4.79%
Stockholders’ equity to total assets	10.45%	10.32%	10.45%	10.32%
Net interest spread	3.04%	2.76%	2.91%	2.74%
Net interest margin	3.21%	2.94%	3.09%	2.93%
Efficiency ratio	73.15%	78.06%	77.32%	78.96%
Average interest-earning assets to average interest- bearing liabilities	110.59%	110.41%	110.61%	110.38%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.35	$0.25	$1.04	$0.93
Diluted earnings per share	$0.35	$0.24	$1.03	$0.93
Book value per share	$20.15	$19.54	$20.15	$19.54
Shares used for basic EPS computation	6,264,665	6,604,758	6,415,560	6,716,086
Shares used for diluted EPS computation	6,333,590	6,653,214	6,482,884	6,760,962
Total shares issued and outstanding	6,264,035	6,577,718	6,264,035	6,577,718

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$37,180	$18,303	$115,547	$92,498
Multi-family	9,186	9,343	41,428	25,115
Commercial real estate	—	1,017	5,334	3,777
Construction	—	725	—	725
Commercial business loans	—	—	—	550
Total loans originated for investment	$46,366	$29,388	$162,309	$122,665

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	06/30/26	03/31/26	12/31/25	09/30/25	06/30/25
SELECTED FINANCIAL RATIOS:
Return on average assets	0.73%	0.45%	0.47%	0.55%	0.53%
Return on average stockholders' equity	6.85%	4.21%	4.44%	5.17%	5.01%
Stockholders’ equity to total assets	10.45%	10.40%	10.38%	10.43%	10.32%
Net interest spread	3.04%	2.93%	2.86%	2.83%	2.76%
Net interest margin	3.21%	3.13%	3.03%	3.00%	2.94%
Efficiency ratio	73.15%	77.35%	80.77%	78.35%	78.06%
Average interest-earning assets to average interest-bearing liabilities	110.59%	110.59%	110.66%	110.60%	110.41%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.35	$0.21	$0.22	$0.26	$0.25
Diluted earnings per share	$0.35	$0.21	$0.22	$0.25	$0.24
Book value per share	$20.15	$20.02	$19.87	$19.72	$19.54
Average shares used for basic EPS	6,264,665	6,367,057	6,462,230	6,565,592	6,604,758
Average shares used for diluted EPS	6,333,590	6,442,894	6,527,569	6,624,787	6,653,214
Total shares issued and outstanding	6,264,035	6,323,219	6,414,751	6,511,011	6,577,718

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$37,180	$28,828	$30,415	$19,124	$18,303
Multi-family	9,186	13,813	9,925	8,504	9,343
Commercial real estate	—	1,540	1,782	2,012	1,017
Construction	—	—	—	—	725
Total loans originated for investment	$46,366	$44,181	$42,122	$29,640	$29,388

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	06/30/26	03/31/26	12/31/25	09/30/25	06/30/25
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$17	$23	$23	$23	$23
Allowance for credit losses on loans held for investment	$5,850	$5,934	$5,634	$5,780	$6,424
Non-performing loans to loans held for investment, net	0.05%	0.09%	0.10%	0.18%	0.14%
Non-performing assets to total assets	0.04%	0.08%	0.08%	0.15%	0.11%
Allowance for credit losses on loans to gross loans held for investment	0.57%	0.58%	0.55%	0.56%	0.62%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$505	$978	$990	$1,888	$1,414
Loans 30 to 89 days delinquent	$1	$1	$1	$—	$2

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	06/30/26	03/31/26	12/31/25	09/30/25	06/30/25
(Recovery) recourse provision for loans sold	$(6)	$—	$—	$—	$—
(Recovery of) provision for credit losses	$(95)	$326	$(158)	$(626)	$(164)
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$—

	As of	As of	As of	As of	As of
	06/30/26	03/31/26	12/31/25	09/30/25	06/30/25
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	10.30%	9.98%	9.79%	9.55%	10.11%
Common equity tier 1 capital ratio	19.41%	19.01%	18.67%	18.19%	19.50%
Tier 1 risk-based capital ratio	19.41%	19.01%	18.67%	18.19%	19.50%
Total risk-based capital ratio	20.34%	19.96%	19.56%	19.09%	20.51%

	As of June 30,
	2026		2025
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$152	4.10%	$325	4.85%
U.S. government sponsored enterprise MBS	85,003	1.61	104,549	1.60
U.S. government sponsored enterprise CMO	4,096	2.75	4,525	2.72
Total investment securities held to maturity	$89,251	1.67%	$109,399	1.66%

Available for sale (at fair value):
U.S. government agency MBS	$859	5.30%	$1,082	4.90%
U.S. government sponsored enterprise MBS	350	5.99	446	6.66
Private issue CMO	63	5.12	79	5.78
Total investment securities available for sale	$1,272	5.48%	$1,607	5.43%
Total investment securities	$90,523	1.72%	$111,006	1.71%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of June 30,
	2026		2025
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$565,930	4.75%	$544,425	4.69%
Multi-family (5 or more units)	395,882	5.88	423,417	5.52
Commercial real estate	66,731	6.64	72,766	6.59
Construction	—	—	402	9.17
Other	—	—	89	5.25
Commercial business loans	—	—	1,267	9.59
Consumer loans	58	16.75	57	17.50
Total loans held for investment, gross	1,028,601	5.31%	1,042,423	5.16%

Advance payments of escrows	129		293
Deferred loan costs, net	9,802		9,453
Allowance for credit losses on loans	(5,850)		(6,424)
Total loans held for investment, net	$1,032,682		$1,045,745
Purchased loans serviced by others included above	$1,529	5.72%	$1,673	5.72%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of June 30,
	2026		2025
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$86,859	—%	$83,566	—%
Checking accounts – interest-bearing	226,695	0.04	240,597	0.04
Savings accounts	223,136	0.50	230,610	0.28
Money market accounts	20,450	0.48	21,703	0.32
Time deposits	353,243	3.32	312,296	3.56
Total deposits(2)(3)	$910,383	1.43%	$888,772	1.34%

Brokered CDs included in time deposits above	$161,381	3.93%	$130,970	4.24%

BORROWINGS:
Overnight	$—	—%	$20,000	4.64%
Three months or less	25,000	4.45	5,000	5.33
Over three to six months	15,000	4.03	54,000	5.03
Over six months to one year	72,000	3.76	84,000	4.39
Over one year to two years	35,046	4.03	35,000	4.35
Over two years to three years	10,000	4.51	5,073	4.22
Over three years to four years	—	—	10,000	4.51
Over four years to five years	—	—	—	—
Over five years	—	—	—	—
Total borrowings(4)	$157,046	4.00%	$213,073	4.59%

(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)
Includes uninsured deposits of approximately $178.6 million (of which, $61.2 million are collateralized) and $158.7 million (of which, $54.0 million are collateralized) at June 30, 2026 and 2025, respectively.

(3)	The average balance of deposit accounts was approximately $40 thousand and $37 thousand at June 30, 2026 and 2025, respectively.
(4)
The Bank had approximately $255.9 million and $282.3 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $187.5 million and $142.5 million of borrowing capacity at the FRB of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at June 30, 2026 and 2025, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	For the Quarter Ended		For the Quarter Ended
	June 30, 2026		June 30, 2025
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,029,391	5.10%	$1,053,554	4.97%
Investment securities	93,411	1.61	113,621	1.57
FHLB - San Francisco stock and other equity investments	10,414	6.80	10,294	8.12
Interest-earning deposits	28,621	3.65	30,742	4.40
Total interest-earning assets	$1,161,837	4.80%	$1,208,211	4.67%
Total assets	$1,192,487		$1,238,691

Deposits(2)	$892,557	1.36%	$898,485	1.33%
Borrowings	158,061	4.04	195,824	4.58
Total interest-bearing liabilities(2)	$1,050,618	1.76%	$1,094,309	1.91%
Total stockholders’ equity	$127,580		$129,920

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $83.5 million and $87.5 million and the average balance of uninsured deposits of $169.0 million and $125.8 million during the quarters ended June 30, 2026 and 2025, respectively.

	Fiscal Year Ended		Fiscal Year Ended
	June 30, 2026		June 30, 2025
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,036,180	5.02%	$1,051,448	5.00%
Investment securities	100,966	1.60	121,399	1.53
FHLB - San Francisco stock and other equity investments	10,302	10.58	10,213	8.27
Interest-earning deposits	29,284	3.92	28,990	4.69
Total interest-earning assets	$1,176,732	4.75%	$1,212,050	4.67%
Total assets	$1,207,432		$1,242,402

Deposits(2)	$883,831	1.34%	$881,738	1.27%
Borrowings	180,041	4.30	216,290	4.59
Total interest-bearing liabilities(2)	$1,063,872	1.84%	$1,098,028	1.93%
Total stockholders’ equity	$128,848		$130,664

(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $80.7 million and $88.2 million and the average balance of uninsured deposits of $166.8 million and $127.1 million during the full fiscal year ended June 30, 2026 and 2025, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	06/30/26	03/31/26	12/31/25	09/30/25	06/30/25
Loans on non-accrual status
Mortgage loans:
Single-family	$50	$520	$529	$568	$948
Multi-family	455	458	461	1,320	466
Total	505	978	990	1,888	1,414

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	505	978	990	1,888	1,414

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$505	$978	$990	$1,888	$1,414

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.